                                  EXHIBIT "10"



                    ACQUISITION AGREEMENT AND PLAN OF MERGER


         This Acquisition Agreement and Plan of Merger (this "Agreement") is made and entered into as of October 28, 1997, by and among ZILA, INC., a Delaware corporation ("Parent"), ZILA ACQUISITION CORP., an Arizona corporation and wholly-owned subsidiary of Parent ("Acquisition Corp."), and OXYCAL LABORATORIES, INCORPORATED, an Arizona corporation ("Oxycal").


                                    RECITALS:

         A. Oxycal is the owner of all of the issued and outstanding shares of capital stock of Oxycal Export, Inc., a United States Virgin Islands corporation ("Export"), and Inter-Cal Corporation, Inc., an Arizona corporation ( "Inter-Cal"). Oxycal, Export, and Inter-Cal develop, manufacture and market a patented form of vitamin C under the registered trademark "Ester-C," which is distributed and sold in bulk to manufacturers and private labeling companies for distribution or use in their own formulations.

         B. Oxycal has 1,825,802.90 shares of capital stock issued and outstanding as of the date of this Agreement and 830,601.83 shares of its common capital stock subject to stock options that are or will become exercisable on or prior to the Closing Date as defined below. Any issued and outstanding shares of Oxycal's stock, regardless of class, including any issued and outstanding options or warrants to purchase stock of Oxycal, shall hereinafter be called the "Oxycal Shares." The stock records of Oxycal reflect that each of the shareholders of Oxycal (the "Oxycal Shareholders") owns the number of Oxycal Shares set forth opposite his or her name on the attached Schedule 2.4.1.

         C. Parent is the owner of all the issued and outstanding shares of capital stock of Acquisition Corp.

         D. The Board of Directors of Oxycal, Parent and Acquisition Corp. deem it advisable and in the best interests of their respective shareholders that Acquisition Corp. acquire Oxycal by merging Oxycal into Acquisition Corp. and converting the issued and outstanding shares of Oxycal into the right to receive cash (the "Merger"), as hereinafter provided.

         E. The parties desire to enter into this Agreement to set forth the terms and conditions of the Merger and the representations, warranties and covenants made by the parties to induce the execution and delivery of this Agreement and the consummation of the Merger.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the parties agree as follows:

                            ARTICLE 1. PLAN OF MERGER

         Parent, Acquisition Corp. and Oxycal hereby adopt the following Plan of Merger (the "Plan of Merger").

         1.1 Surviving Corporation. In accordance with the provisions of this Agreement and at the Effective Time (as such term is defined in Section 1.9), Oxycal shall be merged with and into Acquisition Corp., with Oxycal being the surviving corporation in the Merger (sometimes called the "Surviving Corporation"). At the Effective Time, (i) each Oxycal Share shall cease to be issued and outstanding and shall be converted into a right to receive the Per Share Cash Consideration, as defined in Section 1.2 below; (ii) the issued and outstanding shares of Acquisition Corp. shall be converted into the voting, common stock of Oxycal; (iii) the separate existence of Acquisition Corp. shall cease and Oxycal, as the Surviving Corporation, shall continue its corporate existence under the laws of the State of Arizona as a separate wholly-owned subsidiary of Parent; and (iv) Oxycal, as the Surviving Corporation, as of the Effective Time, shall succeed to all the rights, and possess all of the rights, privileges, immunities, powers and purposes, and shall assume and be liable for, all of the liabilities, obligations and penalties of Acquisition Corp.

         1.2      Merger Consideration.

                  (a) Consideration. The consideration payable to the Oxycal Shareholders pursuant to the Merger ("Merger Consideration") shall consist in the aggregate solely of the Cash Consideration. At the Effective Time, each issued and outstanding Oxycal Share shall, without any action on the part of the holder thereof, cease to be an issued and existing share, but shall become and be converted into a right to receive the Per Share Cash Consideration, as such term is defined below, deliverable to the holder thereof, without interest thereon upon the surrender of the certificate(s) formerly representing such outstanding Oxycal Shares.

                  (b) Cash Consideration. The "Cash Consideration" shall equal Twenty Eight Million Dollars ($28,000,000), less the adjustment made pursuant to
Section 7.1 of this Agreement. The Per Share Cash Consideration shall equal the Cash Consideration, less the Financial Advisor Fee paid by Parent pursuant to
Section 1.3(a) of this Agreement, divided by the total number of Oxycal Shares issued and outstanding as of the Effective Time.

         1.3      Delivery of Merger Consideration.

                  (a) Exchange Agent. Pursuant to the Exchange Agent Agreement (the "Exchange Agent Agreement") attached hereto as Exhibit A, Bank One, Arizona, NA shall act as exchange agent in connection with the Merger (the "Exchange Agent"). Upon the execution of this Agreement Zila shall deposit $1,000,000 (the "Initial Deposit") with the Exchange Agent pursuant to and in accordance with the terms of the Exchange Agent Agreement. At the Effective Time, Parent shall


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
provide the Exchange Agent with the Cash Consideration, less the Initial Deposit. The Initial Deposit shall be considered part of the Cash Consideration for purposes of this Agreement. At the Closing, the Exchange Agent will pay to the Financial Advisor the Financial Advisor Fee from the Cash Consideration, concurrently with distributing to each former Oxycal Shareholder the Per Share Consideration multiplied by the number of Oxycal Shares referenced by the stock certificate representing the Oxycal Shares (the "Certificates") delivered to the Exchange Agent with an executed Letter of Transmittal and Release (in the form of Exhibit B attached hereto) by each former Oxycal Shareholder (each of the Oxycal Shareholders owning the number of Oxycal Shares set forth opposite his or her name on Schedule 2.4.1), reduced by any Withholding Amount applicable to the Oxycal Shareholder .

                  (b) Surrender of Certificates and Delivery of Cash Consideration. At or following the Closing (as such term is defined in Section 1.10), the Certificates shall be surrendered to the Exchange Agent for cancellation in the Merger. Upon surrender to the Exchange Agent of a Certificate and executed Letter of Transmittal and Release, the Exchange Agent will pay the holder of such Certificate a cash amount equal to the number of whole and fractional Oxycal Shares represented by such Certificate multiplied by the Per Share Cash Consideration, reduced by any Withholding Amount applicable to the Oxycal Shareholder. After the Effective Time and until surrendered for payment, each outstanding Certificate which, prior to the Effective Time, represented Oxycal Shares shall be converted to and shall represent only the right to receive cash in an amount equal to the sum of the Per Share Cash Consideration multiplied by the number of shares represented by such Certificate, without interest; provided that, in any matters relating to such Certificates, Parent and the Surviving Corporation may rely conclusively upon the stock records maintained by Oxycal as of the Effective Time. If any Certificate shall have been lost, stolen or destroyed, by the making of an affidavit that such Certificate was lost, stolen or destroyed, and providing an agreement of indemnification to the Surviving Corporation and the Exchange Agent ("Affidavit and Indemnification Agreement"), the Exchange Agent and the Surviving Corporation will issue in exchange for such Affidavit and Indemnification Agreement the Per Share Cash Consideration attributable to the Oxycal Shares represented by such lost, stolen or destroyed Certificate, except that when authorizing such issuance of the payment in exchange therefor, the Exchange Agent, in its discretion and as a condition precedent to the issuance thereof, may require that the owner of such lost, stolen or destroyed Certificate give the Exchange Agent and the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Exchange Agent or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed. The Exchange Agent may require that any Oxycal Shareholder which is a trust execute and deliver to the Exchange Agent a certificate evidencing the existence of the trust and the authority of the trustee.

                  (c) Escheat Laws. Notwithstanding any provision of this
Article 1 to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of Certificates formerly representing Oxycal Shares for any property delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.


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
                  (d) Interpleader. In the event any dispute exists with respect to the entitlement of any Oxycal Shareholder or other person to receive all or part of the Per Share Cash Consideration, Parent or the Exchange Agent may, without incurring any liability to any such Oxycal Shareholder or other person, cause such consideration to be deposited with either the Superior Court of the State of Arizona, in and for Maricopa County, or the United States District Court sitting in Phoenix or Prescott, Arizona, pursuant an interpleader action to resolve the rights of the parties claiming an interest in any such consideration. Neither Oxycal nor Parent shall be liable for interest on any monies interpled pursuant to this paragraph and Parent and Oxycal shall be entitled to deduct from the amounts interpled reasonable attorneys' fees and all costs associated with any such interpleader action. Prior to the Effective Time, Oxycal shall provide Parent with a list of Oxycal Shareholders of whom it is aware that any issue concerning ownership of Oxycal Shares may exist.

         1.4 Certificate of Incorporation. The Articles of Incorporation of Acquisition Corp. as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended as provided by law.

         1.5 By-Laws. The By-Laws of Acquisition Corp. as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended as provided by law.

         1.6 Directors. The directors of Acquisition Corp. at the Effective Time shall be the directors of the Surviving Corporation, all such directors to hold office until their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law. The present directors of Oxycal shall resign as of the Effective Time.

         1.7 Officers. The officers of Acquisition Corp. at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, all such officers to hold office until their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

         1.8 Articles of Merger. To effectuate the Merger, Acquisition Corp. and Oxycal will execute and file with the Arizona Corporation Commission and such other governmental agencies as may be required by law, the Articles of Merger and a Plan of Merger in substantially the form set forth in Exhibit C.

         1.9 Effective Time. The Merger shall be effective (the "Effective Time") when both (i) the Oxycal Shareholders approve the transactions contemplated by this Agreement in accordance with the applicable provisions of the Arizona Business Corporation Act, and (ii) the Articles of Merger and Plan of Merger are filed with the Arizona Corporation Commission. The Effective Time shall not be later than the Closing Date (as defined in Section 1.10).

         1.10 Closing. The closing ("Closing") shall occur at the offices of Streich Lang P.A., Two North Central Avenue, Phoenix, Arizona 85004, on or before the later of (i) November 13, 1997, (ii) any extended Closing Date provided in Section 9.2, or (iii) at such other time as Parent and


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
Oxycal may mutually agree in writing (the "Closing Date"). The parties will proceed diligently and use their respective best efforts, exercised in good faith, to effect the Closing on or before the Closing Date.

         1.11 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in or to any of the rights, properties or assets of Acquisition Corp. or Oxycal acquired or to be acquired by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors are authorized to execute and deliver, in the name and on behalf of Acquisition Corp. or Oxycal, as the case may be, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of Acquisition Corp. or Oxycal, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

         1.12 Adjustment Events. Oxycal has agreed not to alter its capital structure or that of its Subsidiaries or to issue additional stock, stock options or warrants, or to allow its Subsidiaries to take any such action, or to take any other action that would alter their respective capital structure, other than to issue additional common stock upon the exercise of the stock options pursuant to Section 1.14.

         1.13 Dissenting Shares. If any holder of Oxycal Shares has perfected his dissenters rights under A.R.S. Section 10-1301, et seq., such shares (the "Dissenting Shares") shall not be converted into the right to receive the Per Share Cash Consideration, as provided in this Article 1, but the holder of any Dissenting Shares shall be entitled to receive only such consideration to which he is entitled under A.R.S. Section 10-1301, et seq. If at any time after the Effective Time the holder of Dissenting Shares withdraws any demand for, or otherwise ceases for any reason to be entitled to appraisal rights for such Dissenting Shares under A.R.S. Section 10-1301, et seq., each of such Dissenting Shares shall at that time be converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Cash Consideration provided in this Article, without any interest thereon. The Surviving Corporation shall be entitled to direct all negotiations and proceedings with respect to any Dissenting Shares. Unless otherwise consented to by Parent in writing, Oxycal shall not make at any time any payment, settle or offer to settle any demands or claims of the holders of Dissenting Shares.

         1.14 Treatment of Stock Options. Each stock option to purchase Oxycal Stock shall be exercised prior to the Effective Time and, if not exercised, shall be automatically terminated as of the Effective Time. To exercise any such option, the optionee shall be obligated to pay the full amount of the exercise price to Oxycal prior to the Effective Time, which payment may be contingent upon the Merger taking place. Except as set forth on Schedule 2.4.1, no Oxycal option holder shall be entitled to reimbursement for all or any part of the option price relating to such option.


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               ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF OXYCAL

         As of the date of this Agreement and as of the Closing Date, Oxycal represents and warrants to, and covenants with Parent and Acquisition Corp. as follows:

         2.1 Organization, Powers and Qualification. Oxycal is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Oxycal is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by Oxycal requires such qualification. A listing of all jurisdictions in which Oxycal is qualified to do business is set forth in Schedule 2.1.

         2.2 Capitalization. On the date hereof Oxycal has authorized, issued and outstanding capital stock as follows:


      CLASS OF STOCK            AUTHORIZED               ISSUED                OUTSTANDING               TREASURY
      --------------            ----------               ------                -----------               --------
Common.............             20,000,000            1,825,802.90            1,825,802.90                 -0-
Preferred.............              -0-                    -0-                     -0-                     -0-

All of the issued and outstanding Oxycal Shares are duly and validly authorized and issued, fully paid and nonassessable and none of the Oxycal Shares has preemptive rights. As reflected on Schedule 2.4.1, 830,601.83 shares of Oxycal common stock are reserved for issuance upon the exercise of outstanding stock options for 830,601.83 shares of Oxycal common stock, 740,029.83 shares issuable under Oxycal's stock option plan (the "Stock Option Plan") and 90,572 shares issuable outside of the Stock Option Plan. All options issued for Oxycal common stock are validly issued and outstanding and have been issued pursuant to, and comply with, all laws and documents applicable to the issuance of such options. At the Effective Time, any issued and outstanding option for Oxycal common stock shall have been exercised or terminated. At the Effective Time, all of Oxycal's issued and outstanding shares of capital stock will have been either outstanding on the date of this Agreement or issued upon exercise of stock options presently outstanding under the Stock Option Plan. Other than as set forth above, there are no (nor will there be at the Effective Time) outstanding or existing subscriptions, options, warrants, convertible securities, preemptive rights or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of Oxycal.

         2.3 Subsidiaries. Set forth in Schedule 2.3.1 (the "Subsidiary List") is a list of all entities and business enterprises (including, without limitation, corporations, partnerships, limited liability companies, and joint ventures, but excluding inactive corporations and ventures listed on the Venture
List) in which Oxycal has a direct or indirect equity or ownership interest which represents 10% or more of the aggregate equity or ownership interest in such entity (each a "Subsidiary" and


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
collectively, the "Subsidiaries"). The Subsidiary List shows for each of the
Subsidiaries: its date and jurisdiction of incorporation or organization; the current officers and directors; each other jurisdiction in which it is qualified or licensed to do business; its authorized, issued and outstanding capital stock, other equity securities and other ownership interests; and the record owners thereof, and the percentages owned by each. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Each of the Subsidiaries is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by it requires such qualification. Other than as set forth on the Subsidiary List, all of the issued and outstanding shares of capital stock, other equity securities and other ownership interests of the Subsidiaries are duly and validly authorized and issued, are fully paid and nonassessable and, together with all outstanding subscriptions, options, warrants, convertible securities, preemptive rights and other agreements, commitments and obligations relating to the issuance of additional shares of capital stock, other equity securities or other ownership interests of any of the Subsidiaries, are owned by Oxycal or another Subsidiary, free and clear of all liens, security interests, charges, claims and encumbrances. Other than as set forth on the Subsidiary List, there are no shares of any class of capital stock, other equity securities or other ownership interests of any of the Subsidiaries outstanding and there are no outstanding or existing subscriptions, options, warrants, convertible securities, preemptive rights or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock, other equity securities or other ownership interests of any of the Subsidiaries. The Subsidiary List also contains a list of any of Oxycal's inactive subsidiary corporations, including the jurisdiction of incorporation and the name of each. Set forth in Schedule 2.3.2 (the "Venture List") is a list of all joint ventures, partnerships, limited liability companies or arrangements (the "Ventures") in which Oxycal or any Subsidiary has a direct or indirect equity or ownership interest of 10% or more of the aggregate equity or ownership interests. The Venture List shows with respect to each of the Ventures: the date and jurisdiction of its formation and each jurisdiction in which it is qualified or licensed to do business. Oxycal shall make available to Parent all information concerning any Venture shown on the Venture List which Parent may request. Each of the Ventures has all necessary power to own its properties and assets and to carry on its business as now conducted. Each of the Ventures is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by it requires such qualification. Oxycal or any Subsidiary's equity ownership interest in each Venture is owned free and clear of all liens, security interests, charges, claims and encumbrances.

         2.4      Oxycal Shareholders.

                  Set forth in Schedule 2.4.1 hereto is a list of the names and addresses of each Oxycal Shareholder of record, together with the mailing address of each such Shareholder. The information set forth in Schedule 2.4.1 conforms to Oxycal's stock records and to the best of Oxycal's knowledge, after due investigation, is correct and accurate in all respects. Oxycal is not aware of any other party, other than the Oxycal Shareholders listed on Schedule 2.4.1 and the Financial Advisor, who is entitled to receive any portion of the Merger Consolidation.


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
         2.5 Financial Statements. Oxycal has delivered to Parent its audited, consolidated balance sheets and related consolidated statements of income, stockholders' equity, and cash flows for Oxycal and its Subsidiaries for the periods ended June 30, 1995, 1996 and 1997, and its unaudited consolidated balance sheets, statements of income, changes in stockholders' equity and cash flows for Oxycal and its Subsidiaries for the three month period ended September 30, 1997 (the "Interim Financial Statements") (collectively, the "Financial Statements"). The Financial Statements for the periods ended June 30, 1995, 1996 and 1997, have been examined by Deloitte & Touche LLP ("Deloitte Touche"), independent certified public accountants, whose report thereon is included with such financial statements; all the Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis (except for changes, if any, required by generally accepted accounting principles and disclosed therein), and the statements of income present fairly the results of operations for the respective periods covered and the balance sheets present fairly the consolidated financial condition of Oxycal and its Subsidiaries as of their respective dates (subject, in the case of the Interim Financial Statements, to the absence of footnotes and to normal year-end adjustments, which, in the aggregate, are not material to the Interim Financial Statements taken as a whole). At the dates of such consolidated Financial Statements, there were no material liabilities of Oxycal or any of the Subsidiaries (actual, contingent or accrued) which, in accordance with generally accepted accounting principles applied on a consistent basis, should have been shown or reflected in such Financial Statements or the notes thereto, but which are not so shown or reflected. Set forth in Schedule 2.5 is a summary of all inventory and backlog orders of Oxycal and its Subsidiaries as of September 30, 1997, and a schedule of inventory at September 30, 1997. Except as set forth in
Schedule 2.12 and the proceeding described in Section 3.9, neither Oxycal nor any of its Subsidiaries have, as of the date of this Agreement or at the Closing Date, any liabilities or obligations, either absolute, accrued, contingent or otherwise that have not been reflected in the Financial Statements delivered to Parent.

         2.6      Taxes.  Except as set forth in Schedule 2.6:

                  (a) The Company and the Subsidiaries have timely filed all returns that are required to be filed by them with respect to any taxes, and all such returns have been accurately and completely prepared in compliance with all applicable legal requirements and are true, correct, and complete in all material respects; all taxes due and payable by the Company and the Subsidiaries have been paid, the Company's and the Subsidiaries' provisions for taxes on the Interim Financial Statements are sufficient for all accrued and unpaid taxes as of the date of such balance sheet; the Company and the Subsidiaries have paid all taxes due and payable by them or which they are obligated to withhold from amounts owing to any employee, consultant, creditor, or third party; neither the Company nor any Subsidiary has waived any statute of limitations in respect of taxes relating to any of their businesses or agreed to any extension of time with respect to a tax assessment or deficiency relating to any of their businesses; the assessments of any additional taxes relating to their businesses for periods for which returns have been filed is not expected, and no audit of the Company or any Subsidiary is ongoing, threatened, or anticipated; and there are no unresolved questions or claims concerning the tax liability of the Company or any Subsidiary.


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
                  (b) All material elections with respect to taxes of the Company and any Subsidiary are set forth in Schedule 2.6; neither the Company nor any Subsidiary (i) has consented at any time under Section 341(f) of the Code to have the provisions of Section 341(f) apply to any disposition of assets of the Company or any Subsidiary, (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of the Company or any Subsidiary for taxes, (iii) has made an election, or is required, to treat any asset of the Company or any Subsidiary as owned by another person pursuant to provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, or
(iv) has made any of the foregoing elections or consents or is required to apply any of the foregoing rules under any comparable state, county, local, or foreign tax provision.

         2.7 Material Contracts. All material executory contracts, indentures, commitments, and other material agreements to which Oxycal or any of the Subsidiaries is a party or to which Oxycal or any of the Subsidiaries or any of their properties are subject (collectively, the "Material Contracts") were entered into, and are, in the ordinary course of business, except those which appear on Schedule 2.7 (the "Contract List") and which have been furnished to Parent. True copies of the agreements appearing on the Contract List, including all amendments and supplements thereto, have been delivered to Parent. Except as disclosed on the Contract List, all the Material Contracts are valid, binding, and subsisting, Oxycal and each of the Subsidiaries has duly performed in all material respects all its obligations thereunder to the extent that such obligations to perform have accrued and no breach or default thereunder by Oxycal or any of the Subsidiaries or any other party thereto has occurred which will impair the ability of Oxycal or any of the Subsidiaries to enforce any material rights thereunder. No provision of any contract prohibits the consummation of the transactions contemplated by this Agreement and the consummation of the Merger will not result in default under or a termination of any Material Contract. Except for those breaches or defaults specifically noted in Schedule 2.7, neither Oxycal nor any of its Subsidiaries is in breach of or default under any Material Contract. Except as specifically disclosed in the Contract List, Oxycal has not entered into any exclusive dealing agreement with any customer, distributor, supplier or other person which is not terminable at will or which bars Oxycal, its Subsidiaries or its distributors from distributing Oxycal's or any Subsidiary's products in a particular geographic area.

         2.8 Marketable Title to Assets. Oxycal and each of the Subsidiaries has good and marketable title to its real and personal property, including leaseholds, and all of its other assets and properties, all as reflected in the Current Financial Statements, except for (i) taxes not yet due or which are being contested in good faith and for which adequate reserves have been established and which have been disclosed to Parent, and (ii) assets and properties disposed of since June 30, 1997, in the ordinary course of business, and (iii) any matters reflected in Schedule 2.8. Oxycal and each of the Subsidiaries has title or other rights to its assets sufficient in all material respects for the conduct of its business as presently conducted.

         2.9 No Adverse Change in Condition. There has been no material adverse change in the financial condition, business, properties, assets, or capitalization of Oxycal and its Subsidiaries, taken as a whole, since June 30, 1997.


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
         2.10 No Loss or Damage to Property. There has been no loss, damage or destruction (whether or not covered by insurance) affecting any of the properties or business of Oxycal or any of the Subsidiaries since June 30, 1997, or which, alone or in the aggregate, may involve a loss of more than $50,000 in excess of applicable insurance coverage.

         2.11 Binding Approval. Subject only to approval of the Merger by the Oxycal Shareholders, the execution and delivery of this Agreement by Oxycal have been duly and validly authorized by all necessary corporate action on the part of Oxycal. This Agreement constitutes the legal, valid and binding obligation of Oxycal, enforceable against Oxycal in accordance with its terms. The execution of this Agreement and the Articles of Merger and Plan of Merger by Oxycal, and the consummation of the transactions contemplated thereby, will not violate the provisions of, or constitute a breach or default under, any of the Certificates or Articles of Incorporation, By-Laws or other charter documents of Oxycal or any of the Subsidiaries or any Material Contract.

         2.12 Litigation. Except as specifically disclosed in Schedule 2.12, there is no action, suit, administrative proceeding, hearing, investigation, arbitration, mediation or other proceeding, (whether at law, in equity or otherwise) pending or threatened, against Oxycal or its Subsidiaries. Except as specifically disclosed in Schedule 2.12, there are no existing facts or conditions that are not disclosed in Schedule 2.12 or, as to environmental matters, Schedule 2.29, which might give rise to any charge, claim, litigation, proceeding, or investigation by any third party. Oxycal does not know of and is not aware of any facts or conditions that are not disclosed in Schedule 2.12 or, as to environmental matters, in Schedule 2.29 which might give rise to any claim against Oxycal, any Subsidiary or their assets. There is no litigation, action, suit, investigation, proceeding or investigation pending or threatened, before any court, agency or other governmental body against Oxycal or any Subsidiary which seeks to enjoin or prohibit or otherwise challenge the transactions contemplated by this Agreement.

         2.13 Minute Books. The minute books of Oxycal and each of the Subsidiaries accurately reflect all material actions taken to this date by the respective stockholders, boards of directors and committees of such corporations and contain true and complete copies of their respective Certificates or Articles of Incorporation, By-Laws and other charter documents, and all amendments thereto. The Articles of Incorporation and Bylaws of Oxycal and each of its Subsidiaries have been maintained, amended and restated in accordance with all laws applicable to such matters and are presently in full force and effect.

         2.14 Corporate Records. Oxycal and each of the Subsidiaries have records which accurately and validly reflect, in all material respects, its transactions and accounting controls sufficient to insure that such transactions are (i) in all material respects, executed in accordance with its management's general or specific authorization, and (ii) recorded in conformity with generally accepted accounting principles consistently applied. Such records, to the extent they contain important information pertaining to Oxycal or any of the Subsidiaries which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques reasonably adequate for companies of the sizes of Oxycal and the Subsidiaries and in the respective businesses in which Oxycal and the Subsidiaries are engaged; and the data processing equipment, data transmission equipment, related peripheral equipment and software used by Oxycal and the Subsidiaries in the operations of their respective businesses (including any disaster recovery facility) to generate and retrieve such records are adequate for companies of the sizes of Oxycal and the Subsidiaries and in the respective businesses in which Oxycal and the Subsidiaries are engaged.

         2.15 Government and Other Consents. No consent, authorization or approval of, exemption by, or filing with any governmental, public or self-regulatory body or authority or any other third party is required in connection with Oxycal's execution, delivery and performance of this Agreement, any of the instruments or agreements referred to herein or the consummation by Oxycal of the transactions herein contemplated, except (i) the approval of Oxycal's Shareholders, and (ii) filing Articles of Merger with the Arizona Corporation Commission.

         2.16 Franchises, Permits, Licenses, Compliance with Applicable Laws and Court Orders. The franchises, permits, licenses, authorizations, variances, orders and approvals of governmental or administrative authorities, domestic or foreign, listed on Schedule 2.16.1 are the only ones necessary for Oxycal and each of its Subsidiaries to own, lease or operate its properties for the conduct of its business as presently conducted, including, without limitation, all Food and Drug Administration rules and regulations (individually a "Permit" and, collectively, the "Permits"). Except for those Permits listed in Schedule 2.16.2, all such Permits are in full force and effect, and there is no condition, nor has any event occurred, which constitutes or with the giving of notice, or passage of time, or both, would constitute, a violation of the terms of any Permit, and no suspension or cancellation of any Permit is pending or threatened. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement would constitute a violation of the terms of any such Permit or grounds for the termination of any such Permit.
Schedule 2.16.1 contains a list of all such material Permits and any outstanding permit applications to which either Oxycal or its Subsidiaries is a party, which relate to the business of Oxycal or its Subsidiaries or any properties owned, leased or operated by any of them. No application for a Permit filed by or on behalf of Oxycal or its Subsidiaries, or in connection with a facility operated by any of them, within the last five (5) years has been denied. Except for those items of non-compliance set forth in Schedule 2.16.3, Oxycal and each of its Subsidiaries has, in the operation of its business, duly complied and conducted its business in accordance with all applicable laws, rules, regulations, Permits and orders of federal, state, local and foreign governments (including, without limitation, any labeling laws and any rules and regulations published by the Food and Drug Administration, including as set forth in 21 C.F.R., Part 101, and the requirements of 21 U.S.C. Section 343(r)(6)). Except for those defaults and matters specifically noted in Schedule 2.16.2, Oxycal and its Subsidiaries are not in default with respect to any order, judgment, writ, injunction, decree, award, Permit, rule or regulation of any court, governmental or regulatory body or arbitrator which applies to, affects or limits the operations or business of Oxycal or its Subsidiaries or the use of the assets of Oxycal or its Subsidiaries.

         2.17 Indebtedness. Except as set forth in the Financial Statements, neither Oxycal nor any Subsidiary has any obligation for money borrowed and has not guaranteed or acted as a surety for any obligation of another. Except for those consents and approvals specifically noted on Schedule 2.17, no consent or approval to the transactions contemplated by this Agreement is required by any lender, creditor, or beneficiary of a guaranty, or, if such consent or approval is required, then the same has been obtained in writing, or waived.

         2.18 Accounts Receivable. Except as specifically noted in Schedule 2.18, no amount included in the accounts receivable of Oxycal or its Subsidiaries as of September 30, 1997, has been released or settled for an amount less than the value at which it was included in the Interim Financial Statements as of that date. There are no facts or circumstances (other than general economic conditions) which would result in any material increase in the uncollectability of such accounts receivable over historical collection rates.
Schedule 2.18 sets forth a list of all accounts receivable of Oxycal and its Subsidiaries as of the close of business on September 30, 1997.

         2.19 Supplies. As of the Closing Date, the supplies and inventory of Oxycal and each Subsidiary consist of a quality and quantity of materials necessary to conduct its business as presently conducted, and such materials are usable, salable and merchantable in the ordinary course of the business and conform to all applicable health, safety and quality requirements and are not subject to any governmental regulations or orders limiting the use or sale of such materials, except such governmental regulations or orders with which Oxycal and/or its Subsidiaries are in compliance in all material respects, except for those matters of non-compliance specifically disclosed in Schedule 2.19. The inventory reflected on Schedule 2.5 is based upon quantities determined by physical counts or measurements taken on the date thereof, and is valued at the lower of cost (as determined on a first in, first out basis) or market.

         2.20 No Prebillings. Except as set forth in Schedule 2.20, neither Oxycal nor any of its Subsidiaries has prebilled or received payment for prebills, and Oxycal and its Subsidiaries will not prebill or receive payment, from any of its accounts for goods to be delivered or for services to be rendered or for expenses to be incurred subsequent to the Closing Date.

         2.21     Facilities.

                  (a) General. Schedule 2.21 sets forth a list of all of the real property and all of the buildings, warehouses and storage facilities owned, leased or operated by Oxycal and its Subsidiaries, indicating where such property or facility is located and whether such property is owned or leased. The leases and other agreements or instruments under which Oxycal or its Subsidiaries hold, lease, or is entitled to the use of any real property or facilities are in full force and effect, and all rentals, royalties or other payments due and payable thereunder have been paid and no event has occurred that with the giving of notice or the passage of time, or both, would constitute a default or breach of any agreement or lease applicable to any facilities used by Oxycal or its Subsidiaries. Except for those items of non-compliance specifically disclosed in Schedule 2.21, the current use by Oxycal or its Subsidiaries of the real property complies in all material respects with all applicable zoning laws, building and use restrictions, and any lease or any other applicable restrictions. Except as specifically disclosed in Schedule 2.21, neither Oxycal nor any of its Subsidiaries has received notice of violation of any applicable law, ordinance, regulation, order,

Permit, lease, or requirement relating to its operations on any property which it owns, leases or transacts business.

                  (b) Plant and Equipment. Oxycal and its Subsidiaries have properly maintained in good and workable condition all plant and equipment necessary to carry on its business as presently conducted, ordinary wear and tear excepted. Schedule 2.21(b) sets forth all real property ever owned or leased by Oxycal or any Subsidiary or their respective predecessor. The manufacturing plant, equipment and facilities of Oxycal and its Subsidiaries have been operated in accordance with generally accepted business practices for plants, facilities and equipment of that type, and such plant, facilities and equipment have not been subject to waste or deterioration, ordinary wear and tear excepted.

         2.22 Insurance. All properties and assets of Oxycal and its Subsidiaries are covered by fire, casualty, product liability, and other insurance policies issued by reputable companies as are customarily obtained to cover comparable properties of comparable companies in similar businesses, and such policies, in amount, scope and coverage are adequate, in light of existing conditions, to insure Oxycal and its Subsidiaries against any material loss. All the insurance policies and coverages described in Schedule 2.22 are in full force and effect and all premiums due as of the date of this Agreement and the Closing Date have been paid in full. Schedule 2.22 sets forth a list of the policies of insurance and fidelity or surety bonds carried by Oxycal and its Subsidiaries, including, but not limited to, fire, liability, workers' compensation, officers' life, and directors' and officers' liability insurance policies. Oxycal and its Subsidiaries shall use appropriate and reasonable efforts to assist and cooperate with Parent if Parent wishes to continue such insurance, subject to the consent of the insurance companies involved and Parent's assumption of all insurance premiums due after the Closing Date. Neither Oxycal nor any of its Subsidiaries have failed to give any notice or present any material claim under any insurance policy covering Oxycal or its Subsidiaries, or its business or properties, in a timely fashion and all insurance premiums due and payable with respect to the policies set forth on
Schedule 2.22 have been paid. There are no outstanding written requirements or written recommendations by any insurer that issued a policy to Oxycal or the Subsidiaries, by any Board of Underwriters or other body exercising similar functions, or by any governmental authority requiring or recommending any repairs or other work to be done on or with respect to any of the properties and assets of Oxycal or the Subsidiaries or requiring or recommending any equipment or facilities to be installed on or in connection with any of the properties. The unemployment insurance ratings and contributions of Oxycal and the Subsidiaries are also set forth on Schedule 2.22.

         2.23 Employees. Schedule 2.23 sets forth a list of the names, employment status, location of employment, and rates of compensation (including salaries, wages, commissions and bonuses) of all employees and all independent contractors of Oxycal and the Subsidiaries, each separately identified. Except as specifically disclosed in Schedule 2.23, neither Oxycal nor any of its Subsidiaries have any written or oral contract of employment with any of its respective employees, none is a party to or subject to any collective bargaining agreement with Oxycal or its Subsidiaries, and none has been a party or subject to any collective bargaining agreement with Oxycal or its Subsidiaries during the last five (5) years. Oxycal has provided, as part of Schedule 2.23, copies of all agreements with any independent contractors. All such contracts are terminable at will by Oxycal or, with respect to independent contractors, upon 90 days written notice. Neither Oxycal nor any Subsidiary is a party to any pending or threatened labor dispute and none has been the subject of any attempt to unionize its employees. Except for the non-compliance specifically disclosed in Schedule 2.23, Oxycal and each Subsidiary has complied in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including, but not limited to, laws governing wages and hours, collective bargaining, payment of Social Security, unemployment and withholding taxes, and equal employment opportunity, advancement of minorities and women, or discrimination based on age or disability. Neither Oxycal nor any Subsidiary is liable for any wage or any tax arrearages or any penalties or assessments for failure to pay timely taxes or wages or to comply with any employment related laws. Except as set forth on
Schedule 2.23, at the Closing Date, the employees of Oxycal and each Subsidiary will be terminable at will. Neither Oxycal nor any Subsidiary has received notice from any employee listed on Schedule 2.23 that such employee is terminating or intends to terminate employment with Oxycal or any Subsidiary. Neither Oxycal nor any of its Subsidiaries has received notice that any employee who is a key employee or critical to any operations of Oxycal or its Subsidiaries is terminating or intends to terminate his or her employment. Except as specifically disclosed on Schedule 2.23, neither Oxycal nor its Subsidiaries have received written notice of any employee complaints or grievances or any alleged violations of any labor, wage or employment laws, including the Age Discrimination in Employment Act, Occupational Health and Safety Act, Title VII of the Civil Rights Act, Fair Labor Standards Act, Arizona Civil Rights Act, Americans With Disabilities Act, and Family Medical Leave Act, as each is amended, from time to time.

         2.24     Proprietary Rights.

                  Schedule 2.24 sets forth a true, correct and complete list of all patents and applications for patents, trademarks, trade names, service marks, copyrights and applications therefor, owned by Oxycal and its Subsidiaries or in which any of them has any rights or licenses. Oxycal and its Subsidiaries have provided Parent with copies of all agreements with each officer, employee or consultant (including work-for-hire arrangements) providing Oxycal and its Subsidiaries with secrets and inventions developed or used by any of them in the conduct of its business. All of such agreements so described are valid, enforceable and legally binding. The list set forth in Schedule 2.24 sets forth the patents and patent applications specifying as of the date hereof as to each, as applicable: (i) the title of the patent or patent application constituting such Proprietary Right; (ii) the jurisdictions by or in which each such Proprietary Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iii) material licenses, sublicenses, collaboration, joint development and similar agreements with licensors, licensees or sublicenses as to which Oxycal or any Subsidiary is a party.

                  (a) Ownership of Proprietary Rights. Other than as specifically disclosed in Schedule 2.24, Oxycal and its Subsidiaries own all patents, patent applications, trademarks, trade names, service marks, copyrights, trade secrets, copyrights, inventions, drawings, designs, proprietary know-how or information, or other rights (collectively referred to as "Proprietary Rights"), or have the exclusive license to use such Proprietary Rights, which are used in their business as presently conducted and which are necessary to carry on the business of Oxycal and its Subsidiaries, as presently conducted. All patents issued to Oxycal or any Subsidiary are duly and validly issued and are in force. The name "Ester-C" is a duly and validly issued trademark in each country specified in
Schedule 2.24. Neither Oxycal nor its Subsidiaries have sold any product on which it holds a patent in any country other than the United States, or on which it has filed patent applications in any country other than the United States, prior to September 19, 1988.

                  (b) No Conflict or Infringement. The business and operations of Oxycal and its Subsidiaries or the Proprietary Rights do not conflict with or infringe, and no one has asserted that such operations conflict with or infringe, any patents, patent applications, trade secrets, copyrights, inventions, or any trademarks, trade names or service marks owned, possessed or used by any third party (collectively referred to as the "Intellectual Property Rights"). There are no claims, disputes, actions, proceedings, suits or appeals pending against Oxycal or its Subsidiaries with respect to the Proprietary Rights or any Intellectual Property Rights held by others and none has been threatened. There are no facts known to Oxycal and its Subsidiaries or of which Oxycal and its Subsidiaries have notice which would serve as a basis for any claim that Oxycal and its Subsidiaries do not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of any of them, as it is now conducted. Except as set forth in Schedule 2.24, no person claims a superior right to or contests the right of Oxycal to use the name "Ester-C" in connection with the sale of vitamin C products.

                  (c) No Proceedings. Except as specifically disclosed in
Schedule 2.24(c), there are no proceedings before any court or patent, trademark, or copyright authority, foreign or domestic, to which Oxycal or any of its Subsidiaries is a party or contesting any of the Proprietary Rights.

                  (d) Confidentiality. Oxycal and each Subsidiary have taken all measures necessary and reasonable to maintain the confidentiality of all trade secrets, processes, formulae, research and development results, and other know-how, necessary to conduct their business as presently conducted, the value of which information is contingent upon the maintenance of its confidentiality.

                  (e) Confidentiality and Non-Disclosure Agreements. Each employee and officer of Oxycal and its Subsidiaries is a party to a confidential non-disclosure agreement with his or her respective employer. No employee of any of Oxycal or its Subsidiaries is in violation of any material term of any employment contract, proprietary information and inventions agreement, confidentiality agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with his or her respective employer or any previous employer. Oxycal and its Subsidiaries have entered into agreements with their employees and consultants providing that any discovery or invention made by said employee or consultant is the property of Oxycal or the Subsidiary and such agreements either qualify as a work for hire arrangement or provide for an assignment to Oxycal or the Subsidiary of any intellectual property or property rights.

                  (f) No Adverse Claims. Except as specifically disclosed in
Schedule 2.24(f), the Proprietary Rights are free of any adverse claims, including without limitation, any unresolved ownership claims, with respect to any third party, and there is no unauthorized use, infringement or misappropriation of any Proprietary Right by any third party.

         2.25 Section 341(f)(2) Consent. Neither Oxycal, any Subsidiary, nor any predecessor, has consented under Section 341(f)(1) of the Code, or agreed under
Section 341(f)(3) of the Code, to have the provisions of Section 341(f)(2) of the Code apply to any sale of its stock.

         2.26 Related Party Transactions. Schedule 2.26 sets forth the amounts and other essential terms of indebtedness or other current obligations, liabilities, commitments (contingent or otherwise), agreements and contracts of Oxycal and its Subsidiaries to or from any present officer, director, or shareholder or any person related to, controlling, controlled by or under common control with any of the foregoing (other than for employment services performed within the past month the payment for which is not yet due) (a "Related Person"), and all other transactions between such persons and Oxycal or any of its Subsidiaries. Without limiting the generality of the foregoing, except as specifically disclosed in Schedule 2.26 or any other Schedule, as of the date of this Agreement, there is no outstanding indebtedness to or from Oxycal or the Subsidiary to any Related Person. Any commitment, contract or agreement between Oxycal or any of its Subsidiaries and any Related Person is terminable at will by Oxycal (or, if applicable, any Subsidiary) and no such commitment, contract or agreement materially affects Oxycal, its Subsidiaries, its business, financial condition or properties.

         2.27 Bank Accounts and Safe Deposit Arrangements. Schedule 2.27 sets forth a complete list of (i) the name and address of each bank and brokerage firm with which Oxycal and each Subsidiary has any accounts, safe deposit boxes, lock boxes or vaults, (ii) the account numbers relating thereto, and (iii) the names of all persons authorized to deal with such accounts or to have access to such boxes or vaults.

         2.28 Powers of Attorney. Except as specifically disclosed in Schedule 2.28, no person has any power of attorney to act on behalf of any of Oxycal or any Subsidiary in connection with any of its properties or business affairs other than such powers to so act as normally pertain to the officers of such entity.

         2.29     Environmental Matters, Health and Safety.

                  (a) Definitions. The following definitions shall apply for purposes of this Section 2.29:

                           (i) "Environmental Conditions" means any quantifiable condition of soil, surface waters, groundwaters, stream sediment, air and similar environmental media, both on-site and off-site of the real property, either owned or leased by Oxycal or any Subsidiary or on which any of them operates or has operated its business (the "Premises"), that requires remedial action pursuant to any Environmental Law and/or that may result in claims and/or demands by and/or liabilities to third parties, including, but not limited to governmental entities. Environmental Conditions shall include only those in existence at the Closing Date, regardless of whether discovered before or after the Closing Date.

                           (ii) "Environmental Laws" means any and all federal, state, local or municipal laws, regulations, ordinances, rules, orders, guidelines, policies or requirements of any governmental authority regulating or imposing standards of liability or standards of conduct (including common law) concerning air, water, solid waste, Hazardous Materials (including, but not limited to, the transfer of facilities involved in the generation, storage, handling, transportation and/or disposal of Hazardous Materials), worker and community right-to-know, hazard communication, noise, radioactive material, resource protection, subdivision, inland wetlands and watercourses, health protection and similar environmental, health and safety, as in effect as of the Closing Date. Such laws include, but are not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Responsibility Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Federal Insecticide Fungicide and Rodenticide Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, and laws relating to the regulation or permitting of storm water drainage, and any laws relating to Oxycal's present manufacturing operations, all as amended and effective on the date hereof, and the regulations, rules, orders and policy statements promulgated or issued thereunder. Environmental Laws also include any or all environmental permits, approvals, consents, stipulations, licenses, registrations, certificates and authorizations which are required by any Environmental Law applicable to Oxycal and its Subsidiaries.

                           (iii) "Hazardous Materials" means any petroleum, petroleum products, fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, infectious materials and any other element, compound, mixture, solution or substance which poses a present or potential hazard to human health or the environment, as determined by any Environmental Law or as otherwise defined and regulated by Environmental Laws.

                           (iv) "Notice" means any summons, citation, directive, order, claim, litigation, pleading, investigation, proceeding, judgment, letter or any other written or oral communication from the United States Environmental Protection Agency, the Arizona Department of Environmental Quality, or any other federal, state or local agency or authority, or any other entity or any individual, concerning any intentional or unintentional act or omission which has resulted in or which may result in the Release of any Hazardous Material into the environment, including the surface water, groundwater, soil, air or other environmental media, or other violation or alleged violation of Environmental Laws and shall expressly include the imposition of any lien pursuant to any Environmental Law.

                           (v) "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, leaching, disposing, migrating, seeping, infiltrating, draining or dumping. This term shall be interpreted to include both the present and past tense, as appropriate and "Threatened Release", all as further defined by any Environmental Law.

                           (vi) "Site Remediation Measures" means any efforts of federal, state or local government, Oxycal or any Subsidiary, their contractors, subcontractors, or agents, which are made, designed, initiated, or maintained to ensure that Environmental Conditions are consistent with Environmental Laws, and may include, without limitation, investigation, site monitoring, containment, clean-up, transport, removal, disposal, restoration and other remedial efforts of any kind.

                  (b) Environmental Representations and Warranties. Oxycal agrees, represents and warrants to Parent and Acquisition Corp.:

                           (i) Compliance. Except as specifically disclosed in
         Schedule 2.29, Oxycal and each Subsidiary have been and are in compliance with, and have no liability or obligation arising under, the Environmental Laws, and neither Oxycal nor any Subsidiary has received any Notice from any applicable governmental agency seeking any information or alleging any violation of such Environmental Laws. Except as specifically disclosed in Schedule 2.29, no Site Remediation Measure is necessary for any business conducted by Oxycal or its Subsidiaries or the Premises, nor are there any Environmental Conditions on the Premises. Except as specifically disclosed in
         Schedule 2.29, no capital improvements, alterations or repairs to any facility owned, leased or operated by Oxycal nor any Subsidiary are necessary or required to bring such facility into compliance with all Environmental Laws now in effect.

                           (ii) Hazardous Materials/Underground Tanks. Except as set forth on Schedule 2.29, Oxycal and each Subsidiary and their predecessor(s) in interest, have not caused or permitted any use of the Premises to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any Hazardous Materials or solid waste, except in compliance with all Environmental Laws, and have not caused or permitted and have no knowledge of the Release of any such Hazardous Materials on-site or off-site of the Premises, except in compliance with all Environmental Laws. Except as set forth on Schedule 2.29, all plants, buildings or structures owned, leased or used by Oxycal and each Subsidiary, and all principal items, machinery and equipment used in the business conducted by Oxycal and its Subsidiaries comply with all applicable Environmental Laws. Except as specifically disclosed in Schedule 2.29, the Premises do not contain any asbestos or other Hazardous Materials, and no such materials are located on, in or under the Premises. Except as specifically disclosed in Schedule 2.29, any and all underground and aboveground tanks at the Premises are in compliance with any and all Environmental Laws, and such Environmental Laws do not mandate the removal or retrofitting of such tanks earlier than one (1) year after the Closing. The removal of any tank has been carried out in compliance with all applicable Environmental Laws. Except as specifically disclosed in
         Schedule 2.29, no condition, circumstance, or set of facts constitutes a significant hazard to health, safety, property or the environment for which Oxycal or any Subsidiary is or may be liable pursuant to any Environmental Law. Neither Oxycal nor any Subsidiary has directly or indirectly, disposed of Hazardous Materials or solid waste off-site in a manner that gives rise to or creates an Environmental Condition or violates any Environmental Law for which Oxycal or any Subsidiary is liable.

                           (iii) Except as specifically disclosed on Schedule 2.29, there are no outstanding or threatened actions, claims, proceedings, determinations or judgments by any party, including but not limited to any governmental entity or expressly involving Oxycal or any Subsidiary in any manner arising under the Environmental Laws or alleging or involving personal injury or damage as a result of a violation of any Environmental Law or otherwise involving Environmental Conditions for which Oxycal or any Subsidiary is or may be liable.

                           (iv) Except as specifically disclosed in Schedule 2.29, Oxycal and each Subsidiary have complied with all notice, record keeping and reporting requirements imposed by any governmental entity and any informational requests or demands arising under any Environmental Laws. Except as specifically disclosed in Schedule 2.29, as of the Closing Date, neither Oxycal nor any Subsidiary, is liable for any assessed penalties, fines, or forfeitures or is subject to any stated restrictions on the conduct of its business for failure to comply with any of the foregoing.

                           (v) Schedule 2.29 lists all real properties presently owned, leased or operated by Oxycal and its Subsidiaries, the date of acquisition or leasing thereof, the person or entity from whom such real property was acquired or leased, the operations conducted thereon since such real property was acquired, leased or operated and, the operations conducted at the Premises prior to the acquisition or leasing thereof to the extent known.

                           (vi) Schedule 2.29 lists all real properties formerly owned, leased or operated by Oxycal and each Subsidiary, the dates of acquisitions or leasing thereof, the dates of sale or termination of such leases and the businesses or operations conducted at such real properties.

                           (vii) Any exceptions to the representations and warranties of Oxycal set forth in any Schedules referenced in this paragraph (b) of this Section 2.29 will not, individually or in the aggregate, have a Material Adverse Environmental Effect.

         2.30 Customers and Suppliers. Schedule 2.30 sets forth a list of (i) all of the customers of Oxycal and its Subsidiaries as of the date of this Agreement, but not including customers from whom Oxycal or any of its Subsidiaries in the aggregate has received less than One Hundred Thousand Dollars ($100,000) in gross receipts during the twelve-month period ending June 30, 1997, and the three-month period ending September 30, 1997, showing the approximate gross receipts received by Oxycal and its Subsidiaries from each customer or distributor, packager or equivalent during the twelve-month period ending June 30, 1997, and the three-month period ending September 30, 1997, and (ii) the ten (10) largest suppliers of Oxycal and its Subsidiaries (measured by purchases) made during the fifteen-month period ending September 30, 1997, excluding any supplier from whom Oxycal and its Subsidiaries purchased in the aggregate less than One Hundred Thousand Dollars ($100,000) in gross purchases during the immediately preceding twelve-month period), showing the approximate total purchases made by each Company from each such supplier during such period. Except as specifically disclosed on Schedule 2.30, there has not been any termination, cancellation or material adverse modification or change in the business relationship of Oxycal or any Subsidiary with any such customer, supplier, or distributor, packager or equivalent, and Oxycal and its Subsidiaries are unaware of any threatened loss of any such customer, supplier, distributor, packager or equivalent.

         2.31 Financial Advisor's Fee. Except for a fee which will become payable to the Financial Advisor pursuant to a letter agreement, as amended, a copy of which has been furnished to Parent, neither Oxycal nor any of the Subsidiaries has incurred any obligation or liability, contingent or otherwise, for any brokers', finders', advisors' or like fees or expenses in respect of the matters provided for in this Agreement.

         2.32 Dividends. Except as set forth in Schedule 2.32, there has been no dividend or other distribution of assets to Oxycal Shareholders, whether consisting of money, other personal property, real property or other things of value, subsequent to June 30, 1997, and no dividend or other distribution will be made to Oxycal Shareholders prior to the Closing Date.

         2.33 Employee Benefit Plans. With respect to the employee benefits provided to employees and former employees of the Company and the Subsidiaries:

                  (a) The Company and the Subsidiaries currently maintain only the employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as are listed in
Schedule 2.33 (the "Pension Plans").

                  (b) The Company and the Subsidiaries currently maintain only the employee welfare benefit plans, as defined in Section 3(1) of ERISA (including but not limited to, life insurance, medical, hospitalization, holiday, vacation, disability, dental, and vision plans) as are listed in
Schedule 2.33 (the "Welfare Plans").

                  (c) The Company and the Subsidiaries currently maintain, or have entered into, only the compensation programs and/or employment arrangements (including but not limited to, incentive compensation, bonus, severance, sick pay, salary continuation, deferred compensation, supplemental executive compensation plans, and employment and consulting agreements) as are listed in
Schedule 2.33 (the "Compensation Programs").

                  (d) The Company and the Subsidiaries do not contribute, and have not contributed within the last five years, to any multiemployer plan, as defined by Section 3(37) of ERISA.

                  (e) Each Pension Plan and Welfare Plan is in material compliance with ERISA; each Pension Plan which is intended to be qualified under
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified or a request for such determination has been timely filed with the Internal Revenue Service (and to the Company's knowledge nothing has occurred between the date of the last such determination and the Closing Date to cause the Internal Revenue Service to revoke such determination).

                  (f) Any Pension Plan or any Welfare Plan designed to satisfy the requirements of Section 125, Section 501(c)(9), or Section 4980B of the Code is in material compliance with such section.

                  (g) The Company and the Subsidiaries do not maintain or sponsor any employee stock ownership plan or trust.

                  (h) The Company and the Subsidiaries do not currently maintain or sponsor any plan or suspended employee benefit plan that has been terminated or partially terminated.

                  (i) To the knowledge of the Company none of the employee benefit plans of the Company or any Subsidiary is under audit or review by the Internal Revenue Service or the Department of Labor.

                  (j) No accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA, exists (whether or not waived) with respect to any Pension Plan as of the date hereof.

                  (k) All amounts required to be paid by the Company and/or any Subsidiary with respect to each Pension Plan, Welfare Plan, and Compensation Plan on or before the Closing Date have been paid or are reflected as accrued on the Financial Statements.

                  (l) None of the Pension Plans or the Company or any party in interest or disqualified person has engaged in any non-exempt "prohibited transactions" as defined in Section 406 of ERISA or Section 4975 of the Code.

                  (m) Except as disclosed in Schedule 2.33, no Pension Plan or Welfare Plan provides benefits, including, without limitation death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) retirement benefits under a Pension Plan, (iii) death benefits under a Welfare Plan, (iv) deferred compensation accrued on the books of the Company or a Subsidiary, or (v) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

                  (n) No liability has been, or is expected by the Company or any Subsidiary to be, incurred by the Company or any Subsidiary under Section 4062 of ERISA with respect to any Pension Plan.

                  (o) No reportable event within the meaning of Title IV of ERISA has occurred with respect to any Pension Plan.

                  (p) The Company has furnished Parent with correct and complete copies of each Pension Plan, Welfare Plan, and Compensation Program, together with any trust agreements, administrative services agreements, summary plan descriptions, employee informational material, financial statements relating thereto, and current participant listings.

         2.34 Restrictions; Burdensome Agreements. Neither Oxycal nor any of the Subsidiaries are parties to any contract, commitment or agreement, and neither Oxycal nor its Subsidiaries nor any of their respective properties or assets are subject to or bound or affected by any charter, by-law or other corporate restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation, permit or other restriction of any kind or character, which would
(i) prevent Oxycal from entering into this Agreement or from consummating the transactions contemplated hereby, or (ii) have a Material Adverse Effect on Oxycal and which has not been disclosed to Parent in a Schedule hereto.

         2.35 Disclosure. Except as specifically disclosed in Schedule 2.35 hereof, no representation or warranty hereunder and no certificate, statement or other document delivered by Oxycal hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to Oxycal or any Subsidiary which is or could reasonably be material to the transactions contemplated by this Agreement and which has not been disclosed in the Financial Statements, the Schedules hereto, or a certificate delivered to Parent. Copies of all documents referred to in this Agreement, unless prepared solely by Parent or Acquisition Corp., are true, correct and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

         2.36 Prospects. Except as specifically disclosed in Schedule 2.36, neither Oxycal nor any of its Subsidiaries knows of, or is aware of, any matter, development, fact, or condition which may have a Materially Adverse Effect on Oxycal and its Subsidiaries or its business, properties or assets, which matter has not been disclosed in writing to Parent.

         2.37 Proxy Statement. The Proxy Statement (as defined in Section 3.5) sent by Oxycal to the Oxycal Shareholders complies in all material respects with the requirements of all state and federal laws applicable to Oxycal and does not contain any untrue statement of a material fact concerning any of the matters described therein and does not omit to state a material fact required to be stated therein with respect to any of the matters described therein necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading (but Oxycal shall have no liability hereunder with respect to any information contained in the Proxy Statement furnished by Parent), and the descriptions in the Proxy Statement of statutes, legal and governmental proceedings, contracts, and the interests of related parties in the transactions described therein are accurate and fairly present the matters described therein in all material respects.

         2.38 FTC Information. Oxycal has delivered to Parent all information relating to the FTC investigations described in Section 3.9 that is material to such proceeding.

         2.39 Duty to Update. At all times to and including, and as of, the Effective Time, Oxycal and its Subsidiaries shall not less frequently than weekly amend or supplement the lists provided for herein as necessary so that the information contained therein accurately reflects the current status of Oxycal and the Subsidiaries.


         ARTICLE 3. AGREEMENTS CONCERNING OXYCAL'S AND THE SUBSIDIARIES'
                     OPERATIONS PRIOR TO THE EFFECTIVE TIME

         Oxycal covenants and agrees with Parent and Acquisition Corp. that Oxycal and each of the Subsidiaries will or, to the extent not within its sole control, will use its best efforts to, from and after the date of this Agreement and until the Effective Time, act as follows:

         3.1 Access to Documents. Oxycal and the Subsidiaries will authorize and permit Parent, its representatives, accountants and counsel, to have full access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their businesses, to all of the properties, books, records, operating procedures, tax returns, tax settlement letters, intellectual property documents, contracts and documents of Oxycal and each of the Subsidiaries and all other information with respect to the business affairs, financial condition and assets of Oxycal and each of the Subsidiaries as Parent may from time to time reasonably request, to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise) and assets of Oxycal and each of the Subsidiaries with such third persons, including, without limitation, the directors, officers, employees, accountants, counsel and creditors of Oxycal and each of the Subsidiaries, as Parent considers necessary or appropriate for the purposes of familiarizing itself with the business and operations of Oxycal and each of the Subsidiaries, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by governmental authorities and conducting an evaluation of the assets and liabilities of any Subsidiary. Each party shall use its best efforts to preserve for itself and each other party each available legal privilege including the attorney-client privilege.

         3.2 Conduct of Business. Oxycal and each of Subsidiaries will do the following, except as otherwise agreed to in writing by Parent:

                  (i) Carry on its business in all material respects in substantially the same manner as heretofore conducted; and

                  (ii) Except as they may terminate in accordance with their terms, keep in full force and effect, and not default in or breach of any of its obligations under, all Material Contracts, provided, however, that Oxycal or any Subsidiary may terminate any Material Contract (other than ones on the Contract
List) unless such termination would have a Material Adverse Effect on the terminating Oxycal entity; and

                  (iii) Keep in full force and effect existing insurance coverage; and

                  (iv) Use its best efforts to maintain, preserve, renew, keep in full force and effect, and preserve its business organization and material rights and franchises, Proprietary Rights, permits and licenses and to retain its present employee force so that it will be available to Parent on and after the Effective Time, and to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of the body of its customer relationships; and

                  (v) Take such action as may be necessary to maintain, preserve, renew and keep in full force and effect its corporate existence and material rights and franchises; not amend either its Articles of Incorporation or its By-Laws (except for By-Law amendments relating to the number of directors, titles and descriptions of corporate offices and composition and duties of committees); and duly comply in all material respects with all laws applicable to it and to the conduct of its businesses; and

                  (vi) Maintain all assets in substantially the same condition as they are now (reasonable wear and tear, which are not such as to adversely affect the operation of the business, excepted), and give Parent immediate written notice of any material damage to any of its assets or properties by fire or other casualty; and

                  (vii) Comply, in all material respects, with all laws applicable to it, its assets and the conduct of its business; and

                  (viii) Perform all of its material obligations under all contracts and agreements without default, except for any default that would not have a Material Adverse Effect; and

                  (ix) Promptly notify Parent of the opening or closing of any office of Oxycal or any of the Subsidiaries at which business is conducted; and

                  (x) Exercise all good faith efforts to cause the transactions contemplated by this Agreement to be consummated, and will furnish all documents and further assurances, and take all action, that may be necessary to undertake, perform and consummate the transactions contemplated by this Agreement.

         3.3 Notification. Oxycal will promptly notify Parent of any event of which Oxycal obtains knowledge which may materially and adversely affect the financial condition, operations, assets, business, or properties of Oxycal or any of the Subsidiaries or in the event that Oxycal determines that it is unable to fulfill the conditions to the performance of Parent set forth in Section 6.1, and Oxycal will furnish to Parent (i) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by Oxycal to its stockholders or other securities holders, and (ii) such other existing reports as Parent may reasonably request relating to Oxycal or any of the Subsidiaries.

         3.4 Negative Covenants. Neither Oxycal nor any of the Subsidiaries will do the following, except with the prior written consent of Parent:

                  (i) Incur or agree to incur any obligation or liability (absolute or contingent) except in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; or

                  (ii) Grant any general or uniform increase in the rate of pay of employees or employee benefits except, in the ordinary course of business and consistent with prior practice, or grant any material increase in salary or employee benefits of any officer, employee or agent whose salary exceeds fifty thousand dollars ($50,000), except in the ordinary course of business and consistent with prior practice, except for amendments to provide for the acceleration of stock options issued and outstanding as of the date of this Agreement, as specified in the Employee Benefit Plan List, and except for increases in compensation (including bonuses or incentive awards) approved by Parent or committed in writing prior to September 30, 1997; provided that Gerald
W. Elders and Richard G. Markham will be entitled to receive a closing bonus in the amount of $11,700 each; or

                  (iii) Make any material capital expenditure, except as contemplated by the existing capital budget and in the ordinary course of business and consistent with prior practice, except for ordinary repairs, renewals and replacements; or

                  (iv) Issue, sell, redeem or acquire for value, or agree to do so, any debt securities or any shares of the capital stock or other equity securities or other ownership interests of Oxycal (except for issuances upon exercise of stock options outstanding on the date of this Agreement under the Stock Option Plan) or any of the Subsidiaries, or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its stockholders, except for (A) cash dividends payable by any Subsidiary which is wholly-owned by Oxycal to Oxycal or another Subsidiary which is wholly-owned by Oxycal, (B) sinking fund or other mandatory payments required under the terms of any indenture or loan agreement or repurchases of any outstanding debt securities to be applied against any such sinking fund payments in amounts which do not exceed, with respect to any series or class of debt securities, the sinking fund payments required within the next twelve-month period, (C) the payment of any debt security upon the maturity thereof, and (D) obligations or liabilities permitted to be incurred pursuant to clause (i) of Section 3.4 above; or

                  (v) Enter into any transactions other than in the ordinary course of business; or

                  (vi) Compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency, except in a form previously approved by Parent, which approval shall not be unreasonably withheld, or file any federal or state tax return before furnishing a copy to Parent and affording Parent an opportunity to consult with the filing entity; or

                  (vii) Without the prior written consent of Parent (which shall not be unreasonably withheld), enter into any new commitments, or cancel, amend, modify adversely, assign, encumber or terminate any of the commitments or make any material capital investment, expenditure or improvement or enter into any agreement therefor, except in the ordinary course of business and consistent with past practices; provided, however, that Oxycal may pay the fees and expenses referred to in clauses (i) and (ii) of this Section 3.4 and Section 7.1 at the Closing; or

                  (viii) Make any loan, or otherwise extend credit to any person, firm or corporation or provide any guaranty or surety agreement except in the ordinary course of business and consistent with past practices, nor subject any of its property or assets to any lien, security interests, encumbrance or charge; or

                  (ix) Sell, lease or otherwise dispose of any of the assets, except in the ordinary course of business.

         3.5 Meeting of Shareholders. Oxycal and its officers and directors shall (i) cause a meeting of the Oxycal Shareholders to be duly called and held as soon as practicable, but in no event later than November 8, 1997, unless Parent agrees in writing to a later date, to consider and vote upon the Merger and related matters, (ii) submit the Merger to the Oxycal Shareholders together with a unanimous recommendation for approval by the Board of Directors of Oxycal, unless in the exercise of its duties, the obligations imposed by law upon the Board of Directors require a different recommendation, (iii) solicit the approval of the Merger and this Agreement by the Oxycal Shareholders by mailing or delivering to each Oxycal stockholder the Proxy Statement (as defined below), and (iv) subject to the exercise of their legal duties, use their best efforts to obtain the necessary approval and adoption of the Merger by the Oxycal Shareholders. In connection with such Shareholders' meeting, Oxycal will prepare and distribute a proxy statement (the "Proxy Statement") to be mailed to its stockholders, all at the earliest practicable time. If at any time prior to the meeting of Oxycal Shareholders referred to above, any event relating to Oxycal or any of the Subsidiaries should be discovered which should be set forth in an amendment of, or a supplement to the Proxy Statement, Oxycal shall promptly so inform Parent, will furnish all necessary information to Parent relating to such event, will use its best efforts to cause an appropriate amendment or supplement to be transmitted to the Oxycal Shareholders and will transmit such amendment or supplement as promptly as practicable.

         3.6 Non-Solicitation. Neither Oxycal nor any Subsidiary, officer, director, or employee of, or any financial advisor, attorney, accountant, agent, or other advisory or representative retained by Oxycal, will directly or indirectly solicit, discuss, or engage in negotiations with, or provide any information to any person, other than Parent, concerning any possible proposal regarding the acquisition of Oxycal, its assets, or its issued and outstanding shares. Oxycal will immediately notify Parent if any such inquiries or proposals are received by, or any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Oxycal. Notwithstanding the foregoing, nothing contained in this Agreement will prevent Oxycal's Board of Directors from furnishing information to or entering into discussions with any unsolicited person or entity or taking any other action required of it in order to exercise of its duties, as a Board of Directors, under the laws of the State of Arizona.

         3.7 Binding Agreement. The parties intend that this Agreement be binding upon Oxycal, and its Subsidiaries to the extent provided herein and in the Exhibits and Schedules hereto, and Oxycal shall exercise its best efforts to consummate the transactions contemplated hereby.

         3.8 FTC Investigation. Oxycal has disclosed to Parent that it is subject to a pending investigation by the Federal Trade Commission ("FTC") concerning certain claims Oxycal and its Subsidiaries have made concerning its "Ester-C" products. Prior to the Closing, Oxycal will not enter into any agreements with or consent to any order of the FTC without Parent's consent, which will not be unreasonably withheld.


               ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PARENT
                              AND ACQUISITION CORP.

         As of the date of this Agreement and the Closing Date, Parent and Acquisition Corp. agree and covenant with Oxycal and its Subsidiaries as follows:

         4.1 Organization, Good Standing, Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has the corporate power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

         4.2 Authorization. Parent and Acquisition Corp. have taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and each action is in full force and effect and has not been amended or revoked. Such execution, delivery and performance do not and will not violate, result in any default or acceleration under or conflict with any terms of, any law, charter, by-law, lien, order, award, judgment, decree or contract to which Parent or Acquisition Corp. is a party or is subject or by which Parent or Acquisition Corp. is bound. This Agreement is enforceable against Parent and Acquisition Corp. in accordance with its terms.

         4.3 No Adverse Change in Conditions. There has been no material adverse change in the business, assets, or financial condition of Parent and its subsidiaries, as reflected in Parent's audited financial statements, dated as of July 31, 1996, which would materially and adversely affect the ability of Parent to pay the Merger Consideration.

         4.4 Acquisition Corp. All of the issued and outstanding shares of Acquisition Corp. are owned directly by Parent free and clear of all liens, charges, and encumbrances of any nature whatsoever. Immediately prior to the Effective Time, Acquisition Corp. will have no liabilities, either absolute, accrued, contingent or otherwise, except those relating to this Agreement. True and correct copies of Acquisition Corp.'s Articles of Incorporation, Bylaws, and minutes are attached hereto as Schedule 4.4.

         4.5 No Consents. There are no third-party consents or governmental approval which are required of Parent or Acquisition Corp., or, if required, such consents and approvals have been obtained or waived prior to the Closing Date. There are no consents required by any lender or equity holder of Parent required in order to consummate the Merger or, if required, any such consents or waivers have been obtained.

         4.6 No Default. There has been no default under, or a violation of, any material contract, indenture, note, mortgage, bond, agreement, judgment, order or decree to which Parent or any subsidiary is subject, which would materially and adversely affect Parent's ability to consummate the Merger or to pay the Merger Consideration when due.

         4.7 Litigation. There is no litigation, action, suit, investigation or proceeding pending or, to the knowledge of Parent, threatened, before any court, agency or other governmental body against Parent or Acquisition Corp. (or any corporation or entity affiliated with Parent or Acquisition Corp.) which seeks to enjoin or prohibit or otherwise challenge the transactions contemplated hereby.


              ARTICLE 5. COVENANTS OF PARENT AND ACQUISITION CORP.

         Parent and Acquisition Corp. covenant and agree with Oxycal as follows:

         5.1 Further Assurances. Parent and Acquisition Corp. shall exercise all good faith efforts to cause the transactions contemplated by this Agreement to be consummated, and will furnish such documents and further assurances to each other or to proper authorities as may be necessary for the full implementation and consummation of this Agreement.

         5.2 Indemnification of Current Officers and Directors. Parent hereby agrees to provide the officers and directors of Oxycal and the Subsidiaries listed on Schedule 5.2. (the "Current Officers and Directors") indemnification rights that are no less broad than the indemnification rights provided in
Article XI of Oxycal's Restated Articles of Incorporation filed with the Arizona Corporation Commission as of December 29, 1995, with respect to any matters occurring prior to the Effective Time.

         5.3 Other Indemnification. Parent covenants and agrees to defend, indemnify, and hold harmless Oxycal's officers, directors, employees, agents, advisers, representatives and Affiliates and the Shareholders and their agents, advisers, representatives and Affiliates (collectively, the "Indemnitees") from and against, and to pay or reimburse Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional, or otherwise and whether or not resulting from third party claims) including without limitation any out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder, resulting from or arising out of Parent's raising or use of the Merger Consideration.

         5.4 Insurance Policies. At the Effective Time there is in force and effect a policy of directors and officers liability insurance, which provides the Current Officers and Directors with directors' and officers' liability insurance. From and after the Closing Date, Parent shall use its best efforts to maintain in force and effect that policy or a policy which in coverage and benefits is comparable to the policy of insurance presently provided by Oxycal to its Current Officers.


                   ARTICLE 6. CONDITIONS PRECEDENT TO CLOSING

         6.1 Conditions to the Obligation of Parent and Acquisition Corp. The obligation of Parent and Acquisition Corp. to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, which are for the sole benefit of Parent and Acquisition Corp. (any of which may be waived in writing by Parent and Acquisition Corp. in their sole and absolute discretion):

                  (a) Representations and Warranties True. The representations and warranties of Oxycal which are contained in this Agreement, or contained in any Schedule, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct at and as of the Closing Date, in all material respects, as though such representations and warranties were made on and as of the Closing Date. At the Closing, Oxycal shall have delivered to Parent an officer's certificate to that effect with respect to all such representations and warranties made by Oxycal.

                  (b) Performance. Oxycal shall have performed and complied in all respects with all of the obligations under this Agreement (including the Exhibits and Schedules hereto) which are required to be performed or complied with by Oxycal on or prior to the Closing Date. At the Closing, Oxycal shall have delivered to Parent an officer's certificate to that effect with respect to such obligations required to have been performed or complied with by Oxycal on or before the Closing Date.

                  (c) Absence of Litigation and Other Matters. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to Oxycal or any of the Subsidiaries which, in the reasonable judgment of Parent's Board of Directors, would have a material adverse effect on the transactions contemplated hereby or on Oxycal or its Subsidiaries or the business conducted by any of them.

                  (d) Articles of Merger and Plan of Merger. Oxycal shall have executed and delivered to Parent and Acquisition Corp. the Articles of Merger and Plan of Merger substantially in the form as Exhibit C, and such merger certificates and other documents as are necessary to consummate the transactions contemplated by this Agreement.

                  (e) Employment Agreement. Nancy J. Chandler ("Chandler") shall have executed and delivered to Parent an employment agreement in a form satisfactory to Parent and Chandler.

                  (f) Opinion of Counsel. Snell & Wilmer L.L.P., counsel to Oxycal, shall have delivered to Parent an opinion in the form attached hereto as Exhibit D.

                  (g) Conduct of Business in Ordinary Course. To the Closing Date, Oxycal and each Subsidiary shall have conducted its business only in the ordinary course, consistent with the past practices and the limitations of
Article 3, and the other covenants and representations made by Oxycal herein, except for actions expressly permitted by this Agreement, matters incident to carrying out this Agreement, or such further matters as may be consented to in writing by Parent.

                  (h) Consents and Approvals. Oxycal and each Subsidiary shall have obtained all consents and approvals and waivers and given such notices as may be necessary to consummate the transactions contemplated hereby, including but not limited to (i) requisite shareholder approval, and (ii) the consent to the transactions contemplated hereby of the parties to all commitments under which Oxycal or its Subsidiaries would otherwise be in default as a result of the transactions contemplated hereby, other than commitments which individually or in the aggregate are not material to the financial condition, or business of Oxycal and its Subsidiaries, taken as a whole. All consents, authorizations, orders or approvals of, and filings or registrations with, any federal, state, local or foreign governmental commission, board or other regulatory body which is required for or in connection with the execution, delivery, and performance of this Agreement by Oxycal and the consummation of the transactions contemplated hereby, shall have been duly obtained or made.

                  (i) No Material Adverse Changes. Since June 30, 1997, there shall not have been any material adverse change in the business, financial condition, assets, properties or results of operations of Oxycal and its Subsidiaries, taken as a whole, and neither Oxycal nor any Subsidiary shall have sustained any material loss or interference with its business or properties from fire, explosion, flood or other casualty in excess of $50,000, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree.

                  (j) Delivery by Oxycal. Oxycal shall deliver or cause to be delivered to Parent:

                      (i) A copy of the Articles of Incorporation and the By-Laws of Oxycal and each Subsidiary, as amended to the Closing Date, certified by the Secretary or an Assistant Secretary of each company, and the original corporate stock ledgers, corporate seal and minute book(s) of each of the companies.

                           (ii) Certificates of good standing as of a recent date (within two (2) weeks of the Closing) issued by (A) the Corporation Commission of the State of Arizona to the effect that Oxycal and Inter-Cal are in good standing under the laws of Arizona, and (B) the Secretary of State of each state in which that Oxycal and each of its Subsidiaries is authorized to transact business as a foreign corporation to the effect that each company is duly qualified as a foreign corporation in each state and foreign jurisdiction where it transacts business.

                           (iii) Resignations, dated the Closing Date, of all the officers and directors of Oxycal and each Subsidiary in office immediately prior to the Closing Date, unless otherwise notified by the Parent.

                           (iv) Written evidence satisfactory to Parent that Oxycal and its Subsidiaries have obtained all necessary governmental or regulatory approvals for the transactions contemplated hereby.

                           (v) Written evidence satisfactory to Parent that all outstanding options to purchase any capital stock of any of Oxycal or any Subsidiary, and all similar arrangements, have been fully exercised or properly terminated.

                           (vi) Such further instruments or documents as Parent or its counsel may reasonably request to assure the effective carrying out of the transactions contemplated hereby.

                           (vii) The Cash Consideration Offset Certificate required by Section 7.1 hereof.

                  (k) Noncompete Agreements. Gerald W. Elders, Richard G. Markham, Rockwell C. Webb, William B. Fulkerson, and Raymond B. Sigafoos shall have executed and delivered to Parent the Noncompete Agreements in the form attached hereto as Exhibit E.

                  (l) Limitation on Dissenting Shareholders. Not more than ten percent (10%) of the Oxycal Shares shall have voted against the Merger and not more than five percent (5%) of the Oxycal Shares shall have elected to exercise his or her appraisal rights under A.R.S. Section 10-1301, et seq.

                  (m) Withholding Consents. Oxycal shall have delivered a Withholding Consent in the form of Exhibit F completed in full and duly executed by each Optionee.

         6.2 Conditions to the Obligation of Oxycal. The obligation of Oxycal and the Subsidiaries to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by Oxycal in its sole and absolute discretion):

                  (a) Representations and Warranties True. The representations and warranties of Parent and Acquisition Corp. contained in this Agreement, or contained in any Schedule, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct at and as of the Closing Date, in all material respects, as though such representations and warranties were made on and as of the Closing Date. At the Closing, each of Parent and Acquisition Corp. shall have delivered to Oxycal a certificate to that effect with respect to all such representations and warranties made by such entity.

                  (b) Performance. Parent and Acquisition Corp. shall have performed and complied in all respects with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date. At the Closing, each of Parent and Acquisition Corp. shall have delivered to Oxycal an officer's certificate to that effect with respect to all such obligations required to have been performed or complied with by such entity on or before the Closing Date.

                  (c) Absence of Litigation and Other Matters. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been commenced or overtly threatened with respect to the transactions contemplated hereby, other than claims asserted by any dissenting Oxycal Shareholders under A.R.S.
Section 10-1301 et seq.

                  (d) Articles of Merger. Parent and Acquisition Corp. shall have executed and delivered the Articles of Merger and Plan of Merger and related documents referred to in Section 6.1 (d) hereof.

                  (e) As required by Section 1.3(a), Parent shall have provided the Exchange Agent with the Cash Consideration to be paid to the Oxycal Shareholders and the Financial Advisor as contemplated by Section 1.2(b) hereof.

                  (f) Opinion of Counsel. Streich Lang P.A., counsel to Parent and Acquisition Corp., shall have delivered to Oxycal (and on which Oxycal's directors and shareholders may rely) an opinion in the form attached hereto as Exhibit G.

                  (g) Exchange Agent Agreement. Parent and Acquisition Corp. shall have executed and delivered the Exchange Agent Agreement.

                  (h) No Material Adverse Change. Since April 30, 1997, there shall not have been any material adverse change in the business, financial condition, assets, properties, or results of operations of Parent that would materially and adversely affect Parent's ability to pay the Merger Consideration.

                  (i) Consents and Approvals. Parent and Acquisition Corp. shall have obtained all consents and approvals and waivers and given such notices as may be necessary to consummate the transactions contemplated hereby, including but not limited to (i) requisite approval of the Board of Directors of Parent and Acquisition Corp., (ii) requisite approval of the sole shareholder of Acquisition Corp., Parent, (iii) the consent to the transactions contemplated hereby of the parties to all commitments under which Parent, Acquisition Corp., or their subsidiaries would otherwise be in default solely as a result of consummating the transactions contemplated hereby, other than commitments which individually or in the aggregate are not material to the financial ability of Parent and its subsidiaries, taken as a whole, to pay the Merger Consideration when due. All consents, authorizations, orders or approvals of, and filings or registrations with, any federal, state, local or foreign governmental commission, board or other regulatory body which is required for or in connection with the execution, delivery, and performance of this Agreement by Parent and Acquisition Corp. and the consummation of the transactions contemplated hereby shall have been duly obtained or made.


         ARTICLE 7. BROKERS' OR FINDERS' FEES, EXPENSES; CONFIDENTIALITY

         7.1 Fees and Expenses. Except as otherwise provided in this Agreement, each party agrees to bear its own fees and expenses in connection with negotiating this Agreement and consummating the transactions contemplated by this Agreement and the Merger. The Cash Consideration shall be reduced dollar for dollar by (i) all reasonable attorneys' fees, accounting fees, and other expenses of Oxycal in excess of $100,000 related to the Merger Transaction, and
(ii) all fees and expenses payable by, or on behalf of, Oxycal to any investment banker, broker, financial consultant, finder or Financial Advisor, excluding the Financial Advisor Fee, which amounts are directly or indirectly related to the Merger Transaction. The parties agree that the Financial Advisor Fee will be paid and deducted from the Cash Consideration pursuant to Section 1.3(a). On or before the Closing Date, Oxycal will provide Parent with an officer's certificate (the "Cash Consideration Offset Certificate") detailing the expenses specified in clauses (i) and (ii) of the immediately preceding sentence so that Parent may calculate the Cash Consideration. Except for the Financial Advisor, each party represents and warrants to the others that it has not engaged or dealt with any broker, finder, consultant or any other person who would be entitled to any brokerage commission, finder's fee or related payment concerning the transaction contemplated by this Agreement. Except for the Financial Advisor, each party agrees to indemnify and hold the others entirely free and harmless for, from and against any loss, damage, liability or expense (including attorneys' fees) arising from any claim by any broker, finder, consultant or advisor for any brokerage commission, finder's fee or similar payment because of any act or omission of such party or its representatives.

         7.2 Confidentiality; No Public Disclosure. The parties covenant and agree that they shall not publicly disclose the terms of the transactions contemplated by this Agreement unless (i) Oxycal and Parent shall mutually agree to such disclosure, (ii) such disclosure is compelled by an order of a court or governmental agency having competent jurisdiction in the premises, and after consultation by the disclosing party with the other party, (iii) such disclosure shall be determined by such party's counsel to be required or necessary for purposes of such party's compliance with applicable regulations or foreign, federal or state securities laws and the rules and regulations promulgated thereunder, and after consultation to the extent practicable by such party with the other parties, (iv) such disclosure is required by lawful discovery in any judicial proceeding, and after consultation by the disclosing party with the other parties, or (v) in any action by any party to enforce this Agreement. Nothing in this Agreement shall prevent Oxycal from disclosing this Agreement to the Oxycal Shareholders in connection with soliciting their approval of the Merger.


     ARTICLE 8. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS

         8.1 General. The representations, warranties, and agreements of the parties contained in this Agreement shall not survive the Closing, and thereafter no party hereto and no officer, director, employee, or shareholder of any party shall have any liability whatsoever with respect to any such representation, warranty, or agreement.


             ARTICLE 9. TERMINATION OF AGREEMENT: AMENDMENT; WAIVER

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (i)      By the mutual written consent of Parent and Oxycal;

                  (ii) By either Parent or Oxycal: (A) if any court or governmental or regulatory agency, authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or (B) if the Closing shall not have occurred on or before the Closing Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(ii)(B) shall not be available to any party whose (or whose affiliate(s)') breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

                  (iii) By Parent, if any of the conditions specified in Section
6.1 shall not have been met or waived prior to the Closing Date; or

                  (iv) By Oxycal, if any of the conditions specified in Section
6.2 shall not have been met or waived prior to the Closing Date.

         9.2 Extension of Closing for Breach. If, as of the Closing Date, the Merger has not been consummated as a result of the failure of the other party to satisfy any term or condition of this Agreement (the "Breaching Party"), the non-breaching party may give written notice to the Breaching Party that the Closing Date is extended by up to 30 days from the original Closing Date. Upon the giving of such Notice, the Closing Date shall be extended for up to 30 days and the Merger shall be consummated on or before the occurrence of the extended Closing Date.

         9.3 Effect of Termination. If terminated pursuant to Section 9.1, this Agreement shall become void and there shall be no liability on the part of any of the parties, except that nothing herein shall relieve any party from liability for a breach of this Agreement or a failure to perform as required herein prior to the termination hereof.

         9.4 Waiver of Terms or Conditions. Any of the terms or conditions of this Agreement may be waived at any time prior to the Effective Date by the party which is, or whose shareholders are, entitled to the benefit thereof, by action taken by the board of directors of such party, or by its chairman, or by its president and chief executive officer; provided, however, that such waiver shall be in writing and shall be taken only if, in the judgment of the board of directors or officer taking such action, such waiver will not have a materially adverse effect on the benefits intended hereunder to the shareholders of its or his corporation; and the other parties hereto may rely on the delivery of such a waiver as conclusive evidence of such judgment and the validity of the waiver. Neither the conduct of due diligence, the delivery of any officer's certificate, nor the closing of the transactions contemplated by this Agreement shall waive or in any way diminish the representations, warranties, covenants or obligations of any party made under this Agreement.

         9.5 Amendment. Anything herein or elsewhere to the contrary notwithstanding, the extent permitted by law, this Agreement and the exhibits hereto may be amended, supplemented, or interpreted at any time prior to the Effective Time by written instrument duly authorized and executed by each of the parties hereto; provided, however, that this Agreement may not be amended after the action by shareholders of Oxycal in any respect that would prejudice the economic interests of such Oxycal shareholders, or any of them, except as specifically provided herein or by like action of such shareholders.


                            ARTICLE 10. MISCELLANEOUS

         10.1 Benefits of this Agreement. Nothing in this Agreement shall be construed to grant or confer any rights upon any person who is not a party to this Agreement, and this Agreement shall be for the sole and exclusive benefit of Parent, Acquisition Corp., Oxycal and each Subsidiary.

         10.2 Successors and Assigns. This Agreement may not be assigned by Oxycal, any Subsidiary, Acquisition Corp. or Parent without the prior written consent of all of the parties. This Agreement shall bind and inure to the benefit of the parties (including the Surviving Corporation) and their respective heirs, administrators, executors, successors and permitted assigns.

         10.3 Notices. Any notice from one party to the other shall be deemed given (i) when delivered, or (ii) on the third business day after being deposited in the United States mail, certified mail, return receipt requested, postage prepaid, or (iii) the business day of facsimile transmission, provided confirmation of transmission is received by the sender, and such notice shall be addressed to the person at the address listed below or to such other person and/or address as may be designated from time to time in writing:

                  If to Parent or Acquisition Corp.:

                           Zila, Inc.
                           5227 North 7th Street
                           Phoenix, Arizona   85014
                           Attn: Joseph Hines
                           Facsimile: (602) 234-2264

                  With copies to:

                           Streich Lang P.A.
                           Two North Central Avenue
                           Phoenix, Arizona   85004
                           Attn: Kevin J. Tourek
                           Facsimile: (602) 229-5690

                  If to Oxycal:

                           Oxycal Laboratories, Incorporated
                           533 Madison Avenue
                           Prescott, Arizona 86301
                           Facsimile:  (520) 778-7986

                  If to the Oxycal Shareholders:

                           The addresses specified in Schedule 2.4.1

                  With copies to (in the case of notice to Oxycal or the Oxycal Shareholders):

                           Snell & Wilmer L.L.P.
                           One Arizona Center
                           Phoenix, Arizona 85004-0001
                           Attn:  Matthew P. Feeney
                           Facsimile:  (602) 382-6070

         10.4 Severability. In the event any covenant, condition or other provision of this Agreement is held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction, then such covenant, condition or other provision shall be automatically terminated and performance thereof waived, and such invalidity or unenforceability shall in no way affect any of the other covenants, conditions or provisions hereof, and the parties hereto shall negotiate in good faith to agree to such amendments, modifications or supplements of or to this Agreement or such other appropriate actions as, to the maximum extent practicable, shall implement and give effect to the intentions of the parties as reflected in this Agreement.

         10.5 Entire Agreement. This Agreement, the Schedules, the Exhibits and the other agreements executed pursuant hereto and thereto contain all of the terms agreed upon by the parties with respect to the subject matter hereof, and there are no representations or understandings between the parties except as provided herein. This Agreement may not be amended or modified in any way except by a written amendment to this Agreement duly executed by the parties. The Recitals, Schedules and Exhibits constitute a part of this Agreement.

         10.6 Waiver. No waiver of a breach of, or default under, any provision of this Agreement shall be deemed a waiver of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Agreement.

         10.7 Applicable Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of Arizona applicable to agreements made and to be performed wholly within such jurisdiction.

         10.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures were upon the same instrument, but all of such counterparts taken together shall be deemed to constitute one and the same instrument.

         10.9 Headings. Any heading preceding the texts of the severed articles and sections of this Agreement, and any glossary, table of contents or index of schedules and exhibits shall be solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

         10.10 Dispute Resolution Procedures. All Disputes (as defined in
Section 10.10(b)) shall be resolved exclusively according to the procedures set forth in this Section 10.10, except as otherwise provided herein.

                  (a) Mediation. No party shall commence an arbitration proceeding pursuant to the provisions of Section 10.10(b) below unless such party shall first give a written notice (a "Dispute Notice") to the other party and the American Arbitration Association ("AAA") setting forth the nature of the Dispute. The Dispute Notice shall constitute a request for mediation and arbitration, if mediation fails. The parties shall attempt in good faith to resolve the Dispute by Mediation under the Commercial Mediation Rules of the AAA in effect on the date of the Dispute Notice. If the parties cannot agree on the selection of a mediator within twenty (20) days after delivery of the Dispute Notice, the mediator will be selected by the AAA. If the dispute has not been resolved by mediation as provided above within sixty (60) days after delivery of the Dispute Notice, then the dispute shall be determined by arbitration in accordance with the provisions of Section 10.10(b) hereof.

                  (b) Arbitration. If a Dispute cannot be resolved by Mediation, as described in Section 10.10(a), it shall be resolved by binding arbitration (except as set forth in (f) below) in accordance with the terms of this Section. A "Dispute" shall include any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, this Agreement or the Articles of Merger and Merger Agreement and any Schedules or Exhibits hereto (collectively, the "Documents"), any transaction or obligations of any kind related directly or indirectly to any of the Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

                  (c) Governing Rules. Arbitration proceedings shall be administered by the AAA or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Documents. The arbitration shall be conducted in Phoenix, Arizona at a location convenient to the parties, selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitations applicable to any Dispute shall apply to any arbitration proceeding. Discovery shall be permitted, to the same extent allowed under the Federal Rules of Civil Procedure, but shall be subject to regulation or limitation by the arbitrators, and shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction.

                  (d) No Waiver; Provisional Remedies Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies, including without limitation, setoff, or to obtain provisional or ancillary remedies, including without limitation, injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.

                  (e) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the Arizona State Bar who have excellent academic and professional credentials and who are partners or shareholders in respected law firms, or retired judges of the state or federal judiciary of Arizona, in each case with not less than ten years experience in the substantive experience applicable to the subject matter of the Dispute, or certified public accountants practicing with an accounting firm with a national or regional practice and experienced in audit or financial analysis. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of Arizona, (ii) may grant any remedy or relief that a court of the state of Arizona or a United States District Court could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Arizona Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $1,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $1,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $1,000,000. Any Dispute in which the amount in controversy exceeds $1,000,000 shall, upon demand by either party, be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. If a Dispute involves any matter involving the analysis or understanding of financial statements or the calculation of any Adverse Change or Adverse Adjustment, the arbitrator shall be an independent public accountant or, if a panel of three arbitrators is involved, at least one of said arbitrators shall be an independent public accountant) or, if only one arbitrator is hearing the matter and that arbitrator is not an independent public accountant, the sole arbitrator shall retain the services of an independent public accountant acceptable to both parties to assist him.

                  (f) Judicial Review. In any arbitration in which the amount in controversy exceeds $500,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations
(i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the applicable substantive law, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the applicable substantive law. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the applicable substantive law.

                  (g) Fees and Costs. If either party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party shall be entitled to be awarded costs, including reasonable attorneys' fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

                  (h) Tolling Statute of Limitations. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this

Section 10.10 are pending. The parties will take such action, if any, required to effectuate such tolling.

                  (i) Injunctive Relief. Nothing in this Section 10.10 shall bar any party from seeking temporary, preliminary or permanent injunctive relief in order to prevent irreparable harm or to maintain the status quo or to preserve rightly in order that a matter may be submitted for mediation or arbitration as provided herein.

                  (j) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within one year of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Documents or the subject matter of the Dispute shall control.

         10.11 No Agreement Until Executed. This Agreement shall not constitute a contract or evidence of a contract among the parties unless executed by all parties hereto, irrespective of the negotiations among the parties or the exchange of drafts of this Agreement.


                             ARTICLE 11. DEFINITIONS

         As used herein, the following capitalized terms shall have the following meanings unless the context otherwise requires:

                  "Acquisition Corp." shall mean Zila Acquisition Corp.

                  "Affidavit and Indemnification Agreement' shall have the meaning set forth in Section 1.3(b).

                  "Affiliate" of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

                  "Cash Consideration" shall have the meaning set forth in
Section 1.2(b).

                  "Cash Consideration Offset Certificate" shall have the meaning set forth in Section 7.1.

                  "Certificates" shall have the meaning set forth in Section 1.3(a).

                  "Closing" shall have the meaning set forth in Section 1.10.

                  "Closing Date" shall have the meaning set forth in Section
1.10.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Compensation Programs" shall have the meaning set forth in
Section 2.33(c).

                  "Contract List" shall have the meaning set forth in Section
2.7.

                  "Current Officers and Directors" shall have the meaning set forth in Section 5.2.

                  "Deloitte Touche" shall have the meaning set forth in Section 2.5.

                  "Dissenting Shares" shall have the meaning set forth in
Section 1.13.

                  "Effective Time" shall have the meaning set forth in Section 1.9.

                  "Exchange Agent" shall have the meaning set forth in Section 1.3(a).

                  "Exchange Agent Agreement" shall have the meaning set forth in
Section 1.3(a).

                  "Export" shall have the meaning set forth in Recital A.

                  "Financial Advisor" shall mean Cruttenden Roth Incorporated.

                  "Financial Advisor Fee" shall be $959,000.

                  "Financial Statements" shall have the meaning set forth in
Section 2.5.

                  "FTC" shall have the meaning set forth in Section 3.8.

                  "Indemnitees" shall have the meaning set forth in Section 5.3.

                  "Initial Deposit" shall have the meaning set forth in Section 1.3(a).

                  "Intellectual Property Rights" shall have the meaning set forth in Section 2.24(b).

                  "Inter-Cal" shall have the meaning specified in Recital A.

                  "Interim Financial Statements" shall have the meaning set forth in Section 2.5.

                  "Material Adverse Effect" means any matter, including, without limitation, the breach of any representation, warranty or covenant herein (other than a breach by Parent or Acquisition Corp.) that alone or in the aggregate with other matters (whether or not such matters are individually material) has a material adverse effect on the business, properties, assets, or financial condition of the Oxycal and its Subsidiaries, taken as a whole.

                  "Material Contracts" shall have the meaning set forth in
Section 2.7.

                  "Merger" shall have the meaning set forth in Recital D.

                  "Merger Consideration" shall have the meaning set forth in
Section 1.2(a).

                  "Optionee" means each of the eighteen (18) individuals entitled to exercise one or more Stock Options, as identified on Schedule 11.

                  "Oxycal" means Oxycal Laboratories, Incorporated, an Arizona corporation.

                  "Oxycal Shareholders" shall have the meaning set forth in Recital B.

                  "Oxycal Shares" shall have the meaning set forth in Recital B.

                  "Parent" means Zila, Inc., a Delaware corporation.

                  "Pension Plans" shall have the meaning set forth in Section 2.33(a).

                  "Permits" shall have the meaning set forth in Section 2.16.

                  "Per Share Cash Consideration" shall have the meaning set forth in Section 1.2(b).

                  "Person" means any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, governmental authority, or other entity.

                  "Plan of Merger" shall have the meaning set forth in Article
1.

                  "Proprietary Right" shall have the meaning set forth in
Section 2.24(a).

                  "Proxy Statement" shall have the meaning set forth in Section 3.5.

                  "Related Person" shall have the meaning set forth in Section 2.26.

                  "Stock Option" means the right to purchase Oxycal common stock.

                  "Stock Option Plan" shall have the meaning set forth in
Section 2.2.

                  "Subsidiary List" shall have the meaning set forth in Section 2.3.

                  "Subsidiary" or "Subsidiaries" shall have the meanings set forth in Section 2.3.

                  "Surviving Corporation" shall have the meaning set forth in
Section 1.1.

                  "Venture List" shall have the meaning set forth in Section
2.3.

                  "Welfare Plans" shall have the meaning set forth in Section 2.33(b).

                  "Withholding Amount" means, with respect of each Optionee, the amount of federal and state withholding tax Oxycal is required to withhold at the Effective Time with respect to the exercise of the Stock Options standing in the name of such Optionee and (if applicable) the payment by Oxycal to such Optionee of any Stock Option reimbursement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


"Parent":                                ZILA, INC,
                                         A DELAWARE CORPORATION


                                         By: /s/ Joseph Hines
                                             -----------------------------------
                                               Its: President
                                                    ----------------------------


"Acquisition Corp.":                     ZILA ACQUISITION CORP., AN
                                         ARIZONA CORPORATION


                                         By: /s/ Joseph Hines
                                             -----------------------------------
                                               Its: President
                                                    ----------------------------


"Oxycal":                                OXYCAL LABORATORIES,
                                         INCORPORATED, AN ARIZONA
                                         CORPORATION


                                         By: /s/  Nancy J. Chandler
                                             -----------------------------------
                                              Its: Vice President of Operations
                                                   -----------------------------


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